Exhibit 99.2

                         [LETTERHEAD OF KNIGHT RIDDER]

          NEWS RELEASE
                                                              KNIGHT RIDDER
                                                        50 WEST SAN FERNANDO ST.
                                                           SAN JOSE, CA 95113

          KNIGHT RIDDER ANNOUNCES EXPLORATION OF STRATEGIC ALTERNATIVES

     SAN JOSE, Nov. 14, 2005 - Knight Ridder (NYSE: KRI) announced today that its Board of Directors has decided to explore strategic alternatives to enhance shareholder value, including a possible sale of the company. The company is working with Goldman, Sachs & Co., its long-time financial advisor, in this process.

     In making the announcement, the company stated that there can be no assurance that the exploration of strategic alternatives will result in any transaction. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

     The Board of Directors has also amended the company's by-laws to provide that shareholders may submit proposals for consideration at Knight Ridder's 2006 Annual Meeting of Shareholders and/or submit nominations for directors to be elected at Knight Ridder's 2006 Annual Meeting of Shareholders by delivering written notice that complies with the requirements set forth in the amended by-laws no earlier than 60 days nor later than 45 days prior to the date of the 2006 Annual Meeting of Shareholders. The 2006 Annual Meeting of Shareholders is currently scheduled for April 18, 2006, but may be postponed. Any postponement of the Annual Meeting of Shareholders will be publicly announced in advance of the notice period. A copy of the amended by-laws is included in the Form 8-K filed with the Securities and Exchange Commission and is available on Knight Ridder's Web site (http://www.knightridder.com).

     Knight Ridder is one of the nation's leading providers of news, information and advertising, in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. It has Web sites in all of its markets and a variety of investments in Internet and technology companies. It publishes a growing portfolio of targeted publications and maintains investments in two newsprint companies. The company's Internet operation, Knight Ridder Digital, develops and manages the company's online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

     For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: PLAFFOON@KNIGHTRIDDER.COM), or
Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail:
LSCHLATTER@KNIGHTRIDDER.COM), or visit Knight Ridder's Web site at www.knightridder.com.